Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agrees that only one statement containing the information required by this Schedule 13D, and any further amendments to such Schedule 13D, need be filed with respect to the ownership by each of the undersigned of shares of stock of China Advanced Construction Materials Group, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: October 24, 2011	XIANFU HAN

	By:	/s/ Nicholas Unkovic
	Name:	Nicholas Unkovic, attorney-in-fact

WEILI HE

	By:	/s/ Nicholas Unkovic
	Name:	Nicholas Unkovic, attorney-in-fact

NOVEL GAIN HOLDINGS LIMITED

	By:	/s/ Nicholas Unkovic
	Name:	Nicholas Unkovic
	Title:	attorney-in-fact